Exhibit 4.17

Deed of Settlement and Release

Prima Biomed Ltd
ACN 009 237 889

Ian Edward Bangs

Table of Contents

1.	Definitions and Interpretation	1

2.	Agreement	4

3.	Release by Ian	5

4.	Indemnification by the Company	6

5.	Access to Documents	6

6.	Request Procedure and Return of Company Documents	8

7.	Warranties	8

8.	Confidentiality	9

9.	Mutual non disparagement	9

10.	General	10

Schedule 1		12

Dated 25 October 2012

Parties

Prima Biomed Ltd ACN 009 237 889
Address:	Level 7, 151 Macquarie Street, Sydney, NSW, 2000
Facsimile:	+ 61 3 9822 7735
Attention:	Matthew Lehman
(Company)

Ian Edward Bangs
Address:
Facsimile:
(Ian)

Background

A	Ian commenced employment with the Company on 7 February 2011 and his current title is Chief Financial Officer and Company Secretary. He is employed on the terms of an employment agreement signed by two Company directors and by Ian in the presence of a witness with a commencement date of 7 February 2011 (Employment Agreement).

B	On 12 October 2012, the Company notified Ian that it has made his position and role redundant due to operational reasons.

C	In consideration of the Benefits to be provided by the Company to Ian, Ian agrees to provide the Company with certain releases in accordance with the terms of this deed.

Operative provisions

It is agreed as follows.

1.	Definitions and Interpretation

1.1	Definitions

In this deed, unless the contrary intention appears, the following words have the following meanings:

	Term:	Definition:

	Act	any actual or alleged act, omission or conduct of Ian occurring while Ian was acting as Chief Financial Officer and Company Secretary and relating to, arising out of or connected with Ian’s capacity as Chief Financial Officer and Company Secretary.

	Benefits	the benefits specified in Schedule 1.

	Business Day	a day that is not a Saturday, Sunday, public holiday or bank holiday in NSW.

	Claim	includes any allegation, action, demand, cause of action, suit, proceeding, litigation, investigation, judgment, verdict, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether arising at law, in equity, under any statute or under any industrial award, workplace agreement or other instrument made or approved under any law.

Company Documents	documents provided to the Ian by or on behalf of the Company during Ian’s term of office as Chief Financial Officer and Company Secretary, including board papers, minutes, correspondence, memoranda, financial and other records, and all documents referred to in those documents.

Conduct Claim	(a)	any legal proceeding (whether civil or criminal), administrative proceeding, arbitral proceeding, mediation or other form of alternative dispute resolution (whether or not held in conjunction with any legal, administrative or arbitral proceeding) in respect of or arising out of an Act; and

	(b)	any written or oral threat, complaint, demand or other circumstance that might reasonably cause Ian to believe that any proceeding referred to in paragraph (a) will be initiated.

Confidential Information	(a)	all information of or used by the Company relating to its transactions, operations and affairs, including without limitation:

		(i)	trade secrets and intellectual property;

		(ii)	financial information, financial reports, balance sheets, profit and loss statements and bank accounts;

		(iii)	strategic plans;

		(iv)	business plans, proposals and management reports;

		(v)	marketing and distribution plans;

		(vi)	information concerning the Company’s clients, suppliers, employees, contractors or agents; and

		(vii)	commercially sensitive information or other business intelligence;

	(b)	all other information treated by the Company as confidential;

	(c)	any other information or data that Ian was given or which came to his knowledge during the course of his employment with the Company and was told was confidential, or that a reasonable person would expect from its nature to be confidential;

	(d)	all notes, data, reports and other records (whether or not in tangible form) based on, incorporating or derived from information referred to in paragraphs (a) to (c);

	(e)	all copies (whether or not in tangible form) of the information, notes, reports and records referred to in paragraphs (a) to (d),

that is not public knowledge (otherwise than as a result of a breach of confidentiality of a party).

	Corporations Act	Corporations Act 2001 (Cth).

	Enforcement Period	the period beginning on the date of this deed and ending on 31 December 2019.

	Investigative Proceeding	(a)	any investigation, hearing, inquiry or review (however described) undertaken by:

		(b)	a Royal Commission, Board of Inquiry, Parliamentary Committee or similar body, committee or commission;

		(c)	the Australian Securities and Investments Commission, the Australian Competition and Consumer Commission, ASX Limited or any other regulatory authority;

		(d)	a department of any Australian government or of any other jurisdiction;

		(e)	a public authority;

		(f)	an instrumentality, agent or appointee of the Crown in right of the Commonwealth, a State or a Territory or the equivalent of any such body in any other jurisdiction; or

		(g)	any other body, office or person exercising statutory or prerogative power.

	Permitted Purpose	has the meaning given to that term in clause 5.1.

	Privileged Document	any document in respect of which any form of legal privilege applies solely in favour of the Company or jointly in favour of the Company and Ian (whether alone or with other members or former members of the Company’s Board).

	Property	all items supplied by the Company and used, exclusively or non-exclusively, by Ian during his employment with the Company, including without limitation:

		(a)	any computer(s), computer software and disks;

		(b)	telephones;

		(c)	credit and charge cards;

		(d)	office keys and access cards;

		(e)	cars and car-keys; and

		(f)	information which is Confidential Information.

1.2	Interpretation

In this deed, unless the context indicates a contrary intention:

(a) the singular includes the plural and vice versa;

	(b)	another grammatical form of a defined word or expression has a corresponding meaning;

	(c)	a reference to a clause, paragraph or schedule is to a clause or paragraph of or schedule to this deed and a reference to this deed includes any schedule or annexure;

	(d)	a reference to a document or instrument, includes the document or instrument as novated, altered, supplemented or replaced from time to time;

	(e)	a reference to A$, $A, dollar or $ is to Australian currency;

	(f)	a reference to time is to New South Wales time;

	(g)	a reference to a party to this deed, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

	(h)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

	(i)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

	(j)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

	(k)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this deed or any part of it;

	(l)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day;

	(m)	a provision which binds more than one party binds those parties jointly and severally; and

	(n)	headings are for ease of reference only and do not affect interpretation.

2.	Agreement

2.1	Ian’s employment

	(a)	The parties agree that Ian’s employment with the Company will end on 31 December 2012.

	(b)	Ian agrees to continue working on a full-time basis as Chief Financial Officer and co-Company Secretary until 16 November 2012.

	(c)	From 17 November 2012 until 31 December 2012, Ian will remain employed by the Company but will not be required to attend the Company’s offices. During this period, Ian agrees to make himself available as reasonably required by Matthew Lehman, Marc Voigt and Deanne Miller to assist with the transition of the Chief Financial Officer role outside of Australia and the Company Secretary role.

2.2	Benefits

(a) The Company must provide the Benefits to Ian on or before 31 December 2012.

(b) The Benefits will be provided to Ian subject to Ian delivering to the Company all Property in his possession, power or control on or before 31 December 2012.

2.3	Acknowledgements

(a) Ian acknowledges and agrees that the Benefits to be provided to him include any entitlements in respect of:

(i) payment in lieu of notice;

(ii) accrued annual leave, long service leave or other statutory entitlements;

(iii) redundancy entitlements;

(iv) contractual entitlements; and

(v) any other entitlements or payments owing to Ian under law or equity as a result of the Company making Ian’s employment redundant.

(b) authorises the Company to withhold from the Benefits such sum as the Company is required to remit to the Australian Taxation Office in connection with the provision of the Benefits on the basis that his position of employment with the Company has been made redundant.

2.4	No admission of liability

The parties acknowledge and agree that this deed is entered into without any admission of liability on the part of any party or the part of any person acting on behalf of any party.

3.	Release by Ian

3.1	Release

In consideration of and conditional upon the performance by the Company of its obligations under this deed, Ian irrevocably and unconditionally releases, discharges and agrees to forever hold harmless the Company, its directors, officers, employees, contractors and agents (Related Parties) from any and all Claims (other than those Claims arising out of this deed) which he may now have, or could, would or might but for this release have, or have had, against the Company and the Related Parties (and each of them) with respect to or in any way connected with his employment with the Company or him being made redundant.

3.2	Benefit of Release

Without prejudice to the ability of the Company to enforce this deed for its own benefit:

(a) the Company holds the benefit of each release, discharge and covenant not to sue contained in this deed to the extent that it is expressed to apply in favour of its Related Parties on trust for each of its Related Parties; and

(b) the Company may without prior written consent of its Related Parties agree to vary the terms of any release, discharge or covenant not to sue contained in this deed to the extent that it is expressed to apply in favour of the Related Parties.

3.3	Survival

The provisions of this clause 3 remain in full force and effect upon the execution of this deed and the provision of the Benefits.

4.	Indemnification by the Company

4.1	Indemnification

Notwithstanding this deed and the provision of the Benefits, clause 2.3(c) of the Employment Agreement shall remain in full force and effect.

4.2	Survival

The provisions of this clause 4 remain in full force and effect upon the execution of this deed and the provision of the Benefits.

5.	Access to Documents

5.1	Permitted Purposes

Subject to clauses 5.2 and 5.4, Ian may, during the Enforcement Period and if a request for access is made in accordance with clause 6, have access to the Company Documents for the purposes (each a Permitted Purpose) of any one or more of:

(a) taking any action in relation to any Conduct Claim that Ian has reason to believe will be brought against him or that has actually been brought against him.

(b) an Investigative Proceeding pursuant to which Ian is being investigated, or has been called to give evidence, in relation to any Act or facts or circumstances arising or occurring during Ian’s term of office as Chief Financial Officer and Company Secretary of the Company; or

(c) any other purpose for which the Company gives its consent in writing.

5.2	Limitations on Access

(a) Clause 5.2(b) applies if, in the reasonable opinion of the Company:

(a) giving Ian access to a Company Document under clause 5.1 would or could reasonably be expected to jeopardise the capacity of the Company to claim legal privilege in respect of a Privileged Document; and

(b) the loss by the Company of the capacity to claim such privilege in respect of the Privileged Document would or could reasonably be expected to result in material prejudice to the Company.

(b) If this clause 5.2(b) applies by virtue of clause 5.2(a), then the Company may:

		(a)	impose such conditions on Ian’s access to that Company Document as it determines, in good faith, are appropriate to ensure that the capacity of the Company to claim legal privilege in respect of the relevant Privileged Document is not jeopardised by such access; or

		(b)	if the Company determines in good faith and acting reasonably that it is not possible to ensure, by the imposition of conditions, that the capacity of the Company to claim privilege in respect of the relevant Privileged Document would not be jeopardised by such access, deny Ian access to that Company Document.

	(c)	Ian’s right of access to Company Documents under clause 5.1:

		(a)	applies only to Company Documents created during Ian’s term of office as Chief Financial Officer and Company Secretary; and

		(b)	does not entitle Ian to have access to any personal information contained in any Company Documents to which Ian is given access where that information cannot be disclosed to Ian as a result of the requirements of any relevant privacy laws.

5.3	Privileged Documents

	(a)	If Ian requests access to a Company Document that is, or refers to, a Privileged Document and the Company does not exercise its right to impose conditions or deny access under clause 5.2(b), the Company must waive its claim to legal privilege in respect of that Privileged Document to the extent required under clause 5.3(b) but only if the Company is satisfied, in good faith, that the loss of the right to claim privilege in respect of that Privileged Document would not result in material prejudice to the Company.

	(b)	Where clause 5.3(a) requires a waiver to be given by the Company, that waiver is required to be given only to the extent necessary to enable Ian to:

		(a)	have access to the relevant Company Document;

		(b)	disclose the information in the relevant Company Document in circumstances permitted under clause 8; and

		(c)	use the relevant Company Document for the Permitted Purpose specified in the notice given by Ian under clause 6.

	(c)	Where Ian is given access under this clause 5 to a Company Document that is or refers to a Privileged Document, Ian must:

		(a)	comply with any conditions imposed by the Company under clause 5.2(b); and

		(b)	without limiting Ian’s rights under this clause 5 and clause 8, not waive that privilege nor do or omit to do anything that will cause that privilege to be waived or lost, without the prior written consent of the Company.

	(d)	The Company and Ian acknowledge that the granting of access to Ian does not amount to an express or implied waiver by the Company of its claim to legal privilege.

	(e)	Where the Company Document consists of documents that entitle Ian and the Company to claim joint legal privilege, Ian will not waive, either by express or implied conduct, the joint client legal privilege, except in proceedings to which the Company is not a party.

5.4	Duration of Access Rights

If a Conduct Claim is made against Ian during the Enforcement Period, all of the rights and obligations created by this clause 5, and clauses 6 and 8 will continue to apply until the final determination of the Conduct Claim.

6.	Request Procedure and Return of Company Documents

6.1	Requests

A request for access to Company Documents by Ian must:

(a) be in writing addressed to the Company’s Board;

(b) be made during the Enforcement Period;

(c) describe the Company Documents required by Ian; and

(d) state the purpose for which the Company Documents are required, which must be a Permitted Purpose.

6.2	Access

(a) Where the Company receives a request for access to specified Company Documents under this clause 6 and is required to provide access to those Company Documents under clause 5, the Company will, within 5 Business Days after receipt of the request, make the relevant Company Documents available for inspection by Ian at the premises of the Company (or at nominated storage place(s)) during normal business hours or at reasonable times outside business hours by agreement between the Company and Ian.

(b) Where Ian obtains access to Company Documents under clause 6.2(a), he will be entitled to make copies (at his cost) of those Company Documents (but only for a Permitted Purpose).

6.3	Usage and Retention of Company Documents by Ian

Ian must return all Company Documents (including copies) obtained under clause 6 to the Chief Executive Officer of the Company as soon as possible after they are no longer reasonably required for use for a Permitted Purpose.

7.	Warranties

The parties warrant and represent to each other that:

(a) they have read the terms of this deed;

(b) they have taken independent legal advice or have been given the opportunity to take legal advice as to the terms, nature, effect and extent of this deed;

(c) they have not made any promise, representation or inducement or been a party to any conduct, material to the entry into this deed other then as set out in this deed;

	(d)	they have not commenced proceedings against the other party; and

	(e)	they are aware that the other party is relying upon this warranty in executing this deed.

8.	Confidentiality

8.1	Terms of deed confidential

Each party agrees that the terms of this deed are confidential and are not to be disclosed or permitted to be disclosed in any form or in any manner either directly or indirectly except:

	(a)	as required by law or contractual obligation;

	(b)	on a confidential basis to legal or accounting advisers for the purposes of obtaining legal or accounting advice or services;

	(c)	in the case of Ian, to Ian’s immediate, adult family members, only to the extent the immediate family members agree to keep the information confidential in accordance with this deed; or

	(d)	to the extent necessary for the enforcement of any provision of this deed.

8.2	Confidential Information

Ian must not, without the Company’s prior written consent, whether before or after the date of this deed:

	(a)	use for his or another’s advantage any Confidential Information;

	(b)	disclose to any person, including his immediate family members, any Confidential Information, either directly or indirectly;

	(c)	make copies of any Confidential Information; or

	(d)	counsel, procure or assist any person or corporation to use or disclose any Confidential Information,

other than as required to do so by law.

8.3	Survival

The confidentiality provisions of this clause 8 remain in full force and effect upon the execution of this deed and the provision of the Benefits.

9.	Mutual non disparagement

The parties agree that they will not make any comments to other persons or entities which denigrate or disparage the other or otherwise make any statement or publication, whether on social networking sites such as Facebook, Twitter, MySpace or LinkedIn, or verbally, or permit or authorise any statement or publication to be made, which is calculated or reasonably likely to damage the reputation of the other.

10.	General

10.1	Entire agreement

This deed constitutes the entire agreement between the parties in relation to its subject matter. All prior discussions, undertakings, agreements, representations, warranties and indemnities in relation to that subject matter are replaced by this deed and have no further effect.

10.2	No merger

The provisions of this deed will not merge on completion of any transaction contemplated in this deed and, to the extent any provision has not been fulfilled, will remain in force.

10.3	Amendment

This deed may not be amended or varied unless the amendment or variation is in writing signed by all parties.

10.4	Assignment

Neither party may assign, transfer or otherwise deal with this deed or any right under this deed without the prior written consent of each other party.

10.5	Severability

Part or all of any provision of this deed that is illegal or unenforceable will be severed from this deed and will not affect the continued operation of the remaining provisions of this deed.

10.6	Waiver

Waiver of any power or right under this deed must be in writing signed by the party entitled to the benefit of that power or right and is effective only to the extent set out in that written waiver.

10.7	Rights, remedies additional

Any rights and remedies that a person may have under this deed are in addition to and do not replace or limit any other rights or remedies that the person may have.

10.8	Further assurances

Each party must do or cause to be done all things necessary or reasonably desirable to give full effect to this deed and the transactions contemplated by it (including, but not limited to, the execution of documents).

10.9	Costs

Except as specifically provided in this deed, each party must bear its own legal, accounting and other costs for the preparation and execution of this deed.

10.10	Counterparts

This deed may be executed in any number of counterparts and all counterparts taken together will constitute one document.

10.11	Legal Advice

Each party acknowledges that it has received legal advice about the terms and effect of this deed or has had the opportunity of receiving such legal advice.

10.12	Plea in Bar

The releases contained in this deed may be pleaded in bar to any subsequent proceedings in respect of any matters the subject of this deed.

10.13	Governing law and jurisdiction

This deed will be governed by and construed in accordance with the laws in force in the State of New South Wales and each party submits to the non-exclusive jurisdiction of the courts of that State.

Schedule 1

Benefits

Payment in lieu of notice (1 January 2013 to 11 January 2013)*	$6,847.83
Redundancy entitlements (1 month salary)	$17,500.00
Ex-gratia entitlement (2 months’ salary)	$35,000.00
Accrued but unused annual leave	to be determined

Total cash payment	$59,347.83 plus accrued leave

*	The Company will continue to pay Ian’s normal salary on a monthly basis until 31 December 2012.

In addition to paying Ian the above amount, the Company will vest on 31 December 2012 450,000 options granted to Ian by the Company under the Global Employee Share Option Plan.

EXECUTED as a deed

EXECUTED by Prima Biomed Ltd ACN 009 237 889 in accordance with section 127 of the Corporations Act 2001:	) ) ) ) )
/s/ Matthew Lehman		/s/ Albert Wong
Signature of Director		Signature of Director

Matthew Lehman		Albert Wong
Name of Director		Name of Director

SIGNED by Ian Edward Bangs in the presence of:	) ) ) ) )
/s/ Ian Edward Bangs
Ian Edward Bangs
/s/ Weiyoto Ang
Signature of Witness

Weiyoto Ang
Name of Witness